Exhibit 99.1

BG Medicine Announces Fiscal 2011 First Quarter Results

Waltham, Mass., May 12, 2011 – BG Medicine, Inc. (NASDAQ: BGMD) today announced its consolidated results of operations for the first quarter of fiscal year 2011 and provided a business update. The Company will host a conference call and webcast today, May 12, 2011, beginning at 8:30 am Eastern Time (details follow below).

For the quarter ended March 31, 2011, the Company reported a consolidated net loss of $3.1 million compared to a consolidated net loss of $5.6 million for the quarter ended March 31, 2010.

At March 31, 2011, the Company had consolidated cash and cash equivalents totaling approximately $35.6 million. On February 9, 2011, BG Medicine completed its initial public offering, generating net proceeds to the Company of approximately $34.8 million.

Business Update

“We continue to make excellent progress towards our business and corporate goals,” said Pieter Muntendam, M.D., president and chief executive officer of BG Medicine. “During the first quarter of 2011, the scientific community started to appreciate the role that the measurement of galectin-3 has in distributing heart failure patients into distinct, biomarker defined segments. We are pleased by the broad enthusiasm we have seen in the heart failure community for understanding the role of galectin-3 in patient stratification and we believe that the galectin-3 test will be very important in this patient population.”

Recent highlights and accomplishments for the Company include:

Galectin-3

•	Execution of an agreement with Health Diagnostic Laboratory, Inc. (HDL) under which HDL has agreed to offer galectin-3 testing to its client base of over 5,000 physicians.

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Participation in a pre-Investigational Device Exemption (IDE) meeting with the FDA related to the development of a galectin-3 test to identify certain segments of patients with advanced heart failure that may derive a clinical benefit from rosuvastatin (Crestor®). The meeting was held jointly with Astra Zeneca.

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Completion of a meta-analysis on the importance of changes in galectin-3 over time that demonstrates the need for periodic retesting. The analysis showed that changes in galectin-3 are associated with a marked change in risk.

•	Participation in a pre-IDE meeting with the FDA related to the development of automated versions of the galectin-3 test.

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Completion of a meta-analysis on the effect of galectin-3 in identifying those at risk for re-hospitalization. The analysis was conducted across multiple controlled studies in the United States and Europe.

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Launch of two accredited continuing medical education programs on Medscape, a part of the WebMD Health Professional Network that includes theHeart.org and eMedicine.com. In these programs, heart failure experts discuss galectin-3 in their own words and its potential for improving heart failure outcomes

•	Receipt of samples from the Framingham Heart Study that the Company plans to use to determine whether measuring galectin-3 levels can be used to identify those at risk for developing heart failure.

•	Announcement of a collaboration with Boston Scientific on the role of galectin-3 in identifying heart failure patients suitable for device treatment.

AMIPredict

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Successful completion of the verification study for AMIPredict, which involved measuring the targeted analytes on an independent cohort of patient samples from the Copenhagen Heart Study on the Abbott Architect automated instrument.

•	Completion of the AMIPredict product design, resulting in a multimarker index assay based on seven analytes.

“In February of this year, we completed our initial public offering, raising net proceeds to the Company of approximately $34.8 million. We believe that the net proceeds of the offering will provide us with capital to support sales of manual versions of the galectin-3 test in 2011 and 2012 and the expected launch of automated versions of the galectin-3 test in 2012, as well as to continue the development of our pipeline product candidates,” said Michael Rogers, Executive Vice President and Chief Financial Officer of BG Medicine.

Financial Results

Revenue for the quarter ended March 31, 2011 increased $751,000 to $855,000, from $104,000 in the quarter ended March 31, 2010. The increase resulted primarily from the execution of an agreement under the HRP initiative in the quarter ended March 31, 2011. Revenue in the quarter ended March 31, 2010 consisted primarily of revenue from sponsored research and service business.

Cost of revenue for the quarter ended March 31, 2011 increased by approximately 101%, or $76,000, to $151,000 from $75,000 in the quarter ended March 31, 2010. The increase in cost of revenue was primarily due to costs associated with Phase II of the HRP initiative and other service agreements.

Research and development expenses for the quarter ended March 31, 2011 decreased by approximately 28%, or $661,000, to $1.7 million from $2.4 million in the quarter ended March 31, 2010. The reduction in expense was due to decreased activity and personnel-related costs associated with internal biomarker discovery and development efforts.

Selling, general and administrative expenses for the quarter ended March 31, 2011 decreased by approximately 18%, or $427,000, to $2.0 million from $2.4 million in the quarter ended March 31, 2010. This was primarily due to a decrease in personnel-related costs, offset by increases in costs related to becoming a public company.

Conference call and web cast

The Company will host a conference call and webcast today, May 12, 2011, beginning at 8:30 am Eastern time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com.

A replay of the call will be available approximately one hour following the end of the call through May 19, 2011. The replay may be accessed by dialing (800) 642-1687 within the U.S. and Canada or (706) 645-9291 from international locations, pass code 65512729. The call will be archived and accessible on the Company’s website for approximately 30 days.

Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine is a life sciences company focused on the discovery, development, and commercialization of novel diagnostics based on biomarkers to improve patient outcomes and contain healthcare costs. BG Medicine recently launched the galectin-3 test for use in patients with heart failure. The galectin-3 test is the first novel blood test for cardiac disease cleared by the FDA in five years. For additional information about BG Medicine and galectin-3 testing, please visit: www.bg-medicine.com and www.galectin-3.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; and our belief that the net proceeds from our initial public offering will provide us with capital to support sales of manual versions of the galectin-3 test in 2011 and 2012 and the expected launch of automated versions of the galectin-3 test in 2012, as well as to continue the development of our pipeline product candidates. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; our reliance on third parties to develop or distribute our product candidates and products, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our need for additional financing; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2011	2010
	(in thousands, except share and per share data)
	(unaudited)
Revenue	$855	$104

Operating Expenses:
Cost of revenue	151	75
Research and development	1,713	2,374
Selling, general and administrative	1,987	2,414

Total operating expenses	3,851	4,863

Loss from operations	(2,996)	(4,759)
Interest income	8	1
Interest expense	(91)	(782)
Other expense	(52)	(70)

Net loss	(3,131)	(5,610)

Accretion of redeemable convertible preferred stock	(118)	(253)

Net loss attributable to common stockholders	$(3,249)	$(5,863)

Net loss attributable to common stockholders per share - basic and diluted	$(0.27)	$(1.99)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	12,176,870	2,947,696

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$35,619	$2,425
Restricted cash	209	—
Accounts receivable	379	786
Inventory	49	—
Prepaid expenses and other current assets	693	405

Total current assets	36,949	3,616

Property and equipment, net	516	604
Intangible assets, net	520	541
Deferred offering costs	—	2,229
Deposits and other assets	37	37

Total assets	$38,022	$7,027

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Term loan, current portion	$—	$96
Bridge notes, including accrued interest	—	6,276
Accounts payable	1,224	1,380
Accrued expenses	2,018	2,822
Deferred revenue and customer deposits	1,394	1,521

Total current liabilities	4,636	12,095
Warrant liability	30	248

Total liabilities	4,666	12,343

Redeemable convertible preferred stock	—	72,093

Stockholders’ equity (deficit)
Convertible preferred stock	—	1,708
Common stock	19	3
Additional paid-in capital	132,206	16,618
Accumulated deficit	(98,869)	(95,738)

Total stockholders’ equity (deficit)	33,356	(77,409)

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$38,022	$7,027